Hooper Holmes, Incorporated
2011 Third Quarter Financial Results
November 11, 2011

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Hooper Holmes 2011 Third Quarter Financial Results Conference Call. During today's presentation all parties will be in a listen only mode. Following the presentation the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touchtone phone. Please press star, zero for operator assistance at any time. For participants using speaker equipment it may be necessary to pick up the handset before making your selection. This conference is being recorded today, Friday, November 11, 2011.

I would now like to turn the conference over to Andrew Berger of S. M. Berger. Please go ahead.

Andrew Berger: Thanks, Tedeo. On behalf of the management of Hooper Holmes we are extremely pleased that you've taken the time to participate in our conference call, and thank you for joining us to discuss the Company's 2011 third quarter financial results and business outlook.

Before I introduce management, I would like to remind everyone that certain statements made during the course of this conference call, especially those that state management's intentions, hopes, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to remember that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company's annual report on Form 10K, copies of which may be obtained by contacting either the Company or the SEC. By now you should have received a copy of the news release which was issued this morning before the market opened. If you have not received a copy please call me, Andrew Berger, at 216-464-6400, and I will send a copy to you.

Participating on the call today are Ransom Parker, Hooper Holmes's President and Chief Executive Officer and Michael Shea, Senior Vice President and Chief Financial Officer and Treasurer. At this time, I will turn the call over to Ransom Parker. Ransom?

Ransom Parker: Thank you, Andy, and thanks to everyone on the call for joining us this morning. On our last call I described our strategic imperatives for 2011. These are to, one, improve the Company's financial and operating performance by beginning to reverse historical year-over-year revenue declines primarily due to our Portamedic service line; two, to make substantial structural improvements and investments in the Company that position us for sustained revenue, profitability and earnings growth in 2012 and beyond; and, three, in the process to minimize our pretax losses and protect our cash position while making needed improvements and investments in our business.

We've also discussed the high-level 2011 financial targets that go along with these imperatives. For emphasis, these have not changed and they are to first, reduce our year-over-year revenue decline to low single digits by year-end; second, minimize our 2011 net losses to a range of $2-$5 million, including new operating investments, and thirdly, to fund these investments out of cash and to carefully monitor our cash balance. This means no borrowing. I want to devote my comments on this morning's call to three things: I want to provide a progress report on the operational improvements and capital investments we've been making to improve our performance; I want to update you on some specific achievements as a result of these actions; and of course respond to any comments and questions that you may have.

First, I'd like Mike to review our third quarter results.

Michael Shea: Thank you, Randy, and good morning everyone. For the third quarter of 2011 our consolidated revenues decreased 5% to $38.2 million compared to $40.3 million in the third quarter of 2010. Our net loss for the third quarter was $1.3 million or $0.02 per share compared to a net loss of $1.2 million or $0.02 per share in 2010. The net loss for the third quarter of 2011 includes a $0.6 million sales tax refund received from a supplier which positively impacted our gross profit. The net loss for the third quarter of 2010 included restructuring charges of $0.7 million.

Looking at revenues for the third quarter, our Portamedic revenues decreased approximately 12% to $24.8 million. This revenue decline was a result of a reduction in paramedical exams completed of approximately 8.6% in comparison to the prior year, along with a 4.3% decline in revenue per exam.

Heritage Labs revenues totaled $2.7 million in the third quarter, a decrease of approximately 3% from the prior year primarily attributable to reduced demand for our lab testing services.

Revenues for our Health & Wellness business were up in comparison to the prior year, increasing approximately 55% to $5.7 million in the third quarter, while our Hooper Holmes Services revenues of $5.0 million were down 13% in comparison to the prior year, primarily attributable to reduced revenue from our medical records collection services.

Our consolidated gross margin for the third quarter was 24.8% compared to 25.5% in the prior year, while SG&A totaled $11 million in the third quarter, an increase of approximately $0.4 million, or 4%, from the prior year. The increase in SG&A is primarily the result of new operating investments we made in the first nine months of the year, partially offset by a reduction in our baseline expenses.

Regarding the balance sheet, working capital at September 30th, 2011 was $28.9 million, including $18 million of cash and no debt outstanding. Accounts receivable totaled $20 million with day sales outstanding of 47 days. As for cash flows, cash used in operations approximated $1.4 million in the third quarter, primarily attributable to a $2.4 million increase in accounts receivable, an increase we historically experience in the third quarter. And lastly, capital expenditures totaled $1.4 million in the third quarter.

And with that, I'll turn the call back to Randy.

Ransom Parker: Thanks, Mike. As you know, the third quarter is Portamedic's softest quarter due to seasonality. Our results also reflect the significant investments we're making to prepare for growth in 2012. With that said, that results we reported this morning show that we're continuing to make progress returning the Company to a growth trajectory.

On a consolidated basis, third quarter revenue declined 5% year-over-year compared to a 7% decline in the second quarter of 2011, and a 9% revenue decline for the full year 2010. Reducing the rate of our revenue decline has been a top priority and we're making progress. Revenues from our Health & Wellness service lines were up 55% in the third quarter year-over-year, a significant improvement. Expanded sales and marketing activities in the third quarter lay the foundation for what we expect to be continued double-digit Health & Wellness growth in 2012.

As I mentioned earlier, I'd like to give you a progress report on the operational improvements and capital investments we're making to improve performance. At a high level, we have five major operating investments and five major capital investments that are transforming the way we deliver services, improving our competitive position and enabling profitable growth in 2012.

On the operating front, we've promoted and hired new field sales managers and grown our field sales rep force by almost 30%. This expansion is strengthening our presence with local agents and brokers and is significantly improving our coverage and penetration of local geographic markets. We introduced new streamlined field sales and regional operations incentive compensation plans and performance measurement systems. These tools are beginning to drive increased order volume in local markets and real time sales management and performance. We initiated a more targeted and continuous sales training program. This program is helping our sales force sell more effectively by differentiating our full portfolio of services including paramedical exams, instant scheduling, managed scheduling, iParamed exams, lab testing and tele-underwriting.

We launched a new corporate website. The site describes the benefits our synchronized services offer to all of our key constituents: agents and brokers, examiners, carriers and Health & Wellness sponsors.

We concluded our search for a new senior vice president of healthcare. Susheel Jain joined our senior management team last month. He's a key player in helping us build a leading position in healthcare services. More about Susheel in a few moments.

On the capital front, our five major capital investments are on schedule. We're implementing our new CRM system and anticipate complete roll-out in Q4. This system will improve internal communication among all of our sales and operations groups, will further enhance our responsiveness to customers and will improve our close rate for both current customer renewals and new business opportunities. We're well along in the development of a new Portamedic portal. The portal will make it easier for our customers and our agents and brokers to order our services and to stay abreast of each step in our order fulfillment process. We're implementing our new warehouse management and inventory control system. This new system will better equip our examiners, eliminate multiple ship points, improve inventory management for our Portamedic field offices, and significantly reduce our material and kit handling costs.

We are on schedule to convert to our new Portamedic case management system in Q4 2011. This system will include advanced capabilities that will significantly enhance the speed with which we process and complete service orders and will significantly reduce our operating costs.

And we continued to expand the iParamed e-exam platform in the third quarter, extending coverage to all 50 States and the District of Columbia. Our customers are clearly seeing the benefits that we predicted -- those being, no change to the carrier's IT systems, carrier specific scripts incorporated into the exam interview, fully integrated search tools, medical databases and electronic signature, and most importantly, a single touch experience with the applicant. Based on the reception to date, we anticipate an increase in the number of carriers adopting our iParamed e-exam platform and in the number of exams completed.

As I mentioned, Susheel Jain joined us as Senior Vice President of Healthcare in October. Susheel joined us from WellPoint, one of the largest health benefits companies in the country, where he was responsible for developing new care management services including integrated wellness and incentive solutions. He also led strategy and development for WellPoint's clinical information exchange platform and chaired the company's Product Development and Innovation Council. Susheel is now responsible for Hooper Holmes' Health & Wellness sales, business development, product strategy and account management. He's working on our strategic plan for growth in healthcare and we're excited about the prospects.

We believe the market for Health & Wellness will grow rapidly over the next three to five years, and that we're well positioned to increase revenues from the core biometric screening services that we offer today. I'm looking forward to sharing our evolving strategy, progress and continued success with you in future conversations.

Our healthcare growth potential was illustrated in the third quarter when we announced Hooper Holmes has been chosen to collect biological samples for the largest government study of tobacco use ever conducted in the United States.

This five year study will draw upon our strengths, including our national network of local health professionals and Heritage Labs' kit manufacturing. We'll provide a range of services including blood draws and collection kits. We were chosen for this work by Westat, one of the foremost research and statistical survey organizations in the United States. Westat serves agencies of the U.S. Government, as well as businesses, foundations, and state and local governments. Westat's choice of Hooper Holmes reflects the value that we've created in our Health & Wellness service line over the last five years, as well as our ability to design a custom data gathering solution to meet the needs of this ambitious government research project. Our participation is valued at approximately $6.5 million over five years beginning in 2012. We believe we're uniquely equipped to support such longitudinal research studies and we are proud to have been selected as a partner in the Westat consortium.

We also made progress on the risk assessment side of our business, which primarily serves insurance companies, in the third quarter. We've designed a custom suite of services for a national insurance brokerage firm to improve their application process. Together with our partner, iPipeline, a leading provider of marketing and processing services for the insurance industry, we've given our customer a new end-to-end solution that takes advantage of our call centers, technology platforms, national examiner network and underwriting expertise. Our solution helps our customer process applications faster and helps our customer win more business. Our partnership with iPipeline and focus on solutions selling is a new approach for Hooper Holmes. We believe we can do more through partnerships and solution selling to deliver value to our customers and grow insurance revenues.

We were successful through the third quarter in renewing our carrier approval contracts. Although pricing remains competitive in these renewals, we believe that we'll increase our unit volumes with these carriers while introducing new services such as iParamed, both of which should improve our margins.

In summary, in the third quarter, we reduced the rate of revenue decline to 5% year-over-year. Additionally, we grew Health & Wellness revenues, won a major government study, began new solutions sales partnerships in the brokerage space, renewed carrier approval contracts and continue to expand iParamed. We believe that our operating and capital investments are working and that we're making solid progress toward returning the Company to a growth trajectory.

We appreciate you joining us this morning and look forward to any questions and comments that you may have.

Operator: Thank you. We'll now begin the question and answer session. As a reminder, if you have a question please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, press the star, followed by the two, and if you are using speaker equipment, you'll need to lift the handset before making your selection.

Our first question is from the line of Nick Halen with Sidoti & Company. Please go ahead.

Nick Halen: Hey, good morning guys.

Speakers: Good morning, Nick.

Nick Halen: So first off, I know you guys spoke about the government study, and that seems like a pretty exciting thing for you guys. I apologize if I missed it, but can you maybe give us an idea as to how big from a revenue standpoint you guys think that could be?

Ransom Parker: Yes, the current projection on the contract, Nick, is that we're valuing it at approximately $6.7 million over a five year period. There's a startup time to the contract, as I'm sure you appreciate, so we anticipate that revenue starting to be realized in 2012. Probably -- I mean realistically -- in the early second quarter of 2012.

Nick Halen: Okay. And I guess over that five-year period, that would be pretty steady? It wouldn't be-maybe a big chunk of it early on, and then slowly tapers off, or anything like that?

Michael Shea: The run rate on that, Nick, is -- 2012 is the startup, the majority of that $6.7 million being years two and three.

Nick Halen: Okay.

Michael Shea: 2013/2014, then it begins to tail off. So 2013/2014 would be the primary years of revenue.

Nick Halen: Okay, gotcha. Just kind of in a general sense, I mean it seems like you are making good traction, and you are pretty pleased with the iParamed so far. Have you been winning any business, that maybe that you wouldn't have without that product? Are you seeing any of that?

Ransom Parker: Yes, I don't-the way I look at it, Nick, it's not a situation where we win a major new contract because of iParamed; the real impact is within the current carrier approval contracts that we have where we're deploying the platform. What we've seen is number one, the obvious deployment of the platform in kind of a discrete sense. But we're starting to see some synergy with the number of paramedical exams that are coming through associated with the platform. In other words, it appears as though the deployment of the platform in a certain number of carriers is actually increasing the volume of paramedical exams that we're seeing.

Nick Halen: Okay.

Ransom Parker: Which is a synergy effect that we hadn't proven when we introduced the platform but which we believe will be the case.

Nick Halen: Okay. Now, and you guys still have a pretty healthy amount of cash on the balance sheet. Did you guys repurchase any shares in the quarter? What your thoughts on that?

Ransom Parker:     We have not repurchased in the quarter. We're poised to initiate a stock repurchase program. We have not done that as yet. We want to make sure that we're on a clear path to, as I've said previously, to reducing the revenue decline before we really trigger that kind of program. But we're prepared to do it at the right time.

Nick Halen: Okay. All right, great. Thanks guys.

Michael Shea: Thanks, Nick.

Operator: Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. As a reminder, if you're using speaker equipment, you will need to lift the handset before making your selection.

Our next question is from the line of Brad Evans with Heartland Funds.. Please go ahead.

Brad Evans: Yes, good morning.

Michael Shea: Good morning, Brad.

Brad Evans: Just, I'm curious, do you have a target for cash at the end of the fiscal year? It looks like receivables built up here a little bit this quarter. I'm curious whether you might have a guesstimate as to where you think cash might settle out at the end of the year?

Michael Shea: Yes, we're looking at the $16-$17 million range, that's consistent with what we've said in previous quarters. That's our target for year-end. Receivables went up in the third quarter, which they historically do, and we are expecting a similar decline in Q4 to match historical trends.

Brad Evans: So you wouldn't expect the working capital to perhaps reverse in the fourth quarter?

Michael Shea: That's right. It's favorable, yes.

Brad Evans: It will be.

Michael Shea: Yes.

Brad Evans: If you are forecasting cash to come down a little bit in the fourth quarter, what are the-if working capital is the good guy what are the-are you expecting a larger operating loss in the fourth quarter that will drive the cash level down?

Michael Shea: No, not significantly. We're looking at probably capital expenditures in the range of, you know, $1.5 million for Q4. We have a number of these capital investments we talked about earlier that are going to be coming online in late Q4, so the cash usage in Q4 will be primarily capital expenditures.

Brad Evans: Okay. I'm just curious, did Portamedic meet your internal targets for the quarter?

Ransom Parker: It was very close, it was close. It was slightly below on the revenue side against where our internal targets were but not significantly below.

Brad Evans: Uh-huh. Did the weather have a meaningful impact on the Portamedic volumes in the quarter?

Ransom Parker: I think it had some impact, Brad. I'm not going to throw that out there as an excuse, believe me. But a good number of the exams that were impacted by the weather, they were obviously delayed. But the vast majority, as is usually the case, were rescheduled. So, yes, an impact but not an impact that's at the core of what we're doing to fix the Portamedic revenue decline.

Brad Evans: Okay. I know you're not giving guidance, but do you think we're getting close to as-I realize we're still looking at some fairly sizable year-over-year declines at Portamedic, but do you hope, as you get into '12, that you start to see stability there, at Portamedic?

Ransom Parker: Well it's certainly largely in my case, and I think in management's case, more than hope, Brad. I think there are a lot of things that we had to address to impact that problem and I think we're making progress on each of them. As I've said I think before-there are no silver bullets that we can shoot that will solve the problem but I think we're making progress primarily as a result of both the operating and capital investment that we've made as well as a refocusing of the field sales organization.

Brad Evans: Okay.

Ransom Parker: But there's certainly hope but I think we're-the management team is much more optimistic than the hope side. We're starting to see real traction. We're also starting to see real impact with some of our carriers and the working relationships that we have with them. All of which is a good indicator.

Brad Evans: Okay, that's very good to hear. I will look forward to that. Over the last few years, we have started to see a fairly pronounced seasonal trend within the Health & Wellness division, where revenues fall from the fourth quarter to the first quarter. They're down usually in the second quarter versus the first, and then they ramp very strongly second to the third, and further into the fourth.

Ransom Parker: Right.

Brad Evans: Would you expect that seasonal pattern to-no reason why that would change this year I assume?

Ransom Parker: I don't think that there is any reason why that would change-this year meaning 2012, it's not going to change in 2011 or in 2012. I don't think the seasonality trend is going to-you're going to see a change in that. One of the things that we are however doing is, I'll use the word 'redirecting', let's just use the word 'channeling' our sales organization to pursue larger value engagements than we maybe have in the past. So historically we've had a good number of large value longer term repeatable engagements. We've also gone after on a targeted opportunity basis some of the smaller deals and we're not going to put the smaller deals aside but we're starting to target much larger opportunities with our sponsors, larger than we had before, which won't change the seasonality facts but should mitigate the fluctuation in revenue quarter to quarter.

Brad Evans: How many customers do have now at-on the Health & Wellness side of your business?

Ransom Parker: We have-go ahead, Mike.

Michael Shea: In Q3-we serviced 50 customers in Q3.

Brad Evans: And that is up-is that up one from the last quarter?

Michael Shea: About. Two or three, I believe.

Brad Evans: Okay. Ransom, could you just about, on the Health & Wellness side, can you just give us your current view of the size of the market that you are addressing?

Ransom Parker: Yes, with Susheel coming on board, as you would expect, we've had a lot of discussion about that. A couple of things. We think we're-based on current market sizing, we think we've probably got something like 15% market share of what-for the current services that we provide could be probably $135-$140 million market today. We think that the market for the types of biometric screenings that we do could very well grow to over $600 million in the next three to five years or so. So we see a lot of opportunity going forward. I think the management team, anyway, recognizes that we haven't really applied a substantial amount of sales and business development resources to this space despite the fact that on a percentage basis revenue has grown nicely over the last two or three years or so. That's an environment where we haven't over resourced the sales and BD side of the business, which is part of what we're going to be doing in 2012, and we're going through that right now as far as the 2012 budgeting process.

Brad Evans: Within your top customer base there, are you serving United or CIGNA or Humana at this point? Are you working with any of those guys at this point?

Ransom Parker: We're working with them on-they don't represent the lion's share on a per sponsor basis of our business volume but we're looking at different types of approaches to the health insurer, in the commercial health insurers in general, including those.

Brad Evans: Because it just seems like-you've got-obviously the SHPS and the Healthways, but it sounds-at least based on recent trends, it looks like the larger health insurance companies are migrating some of that business in-house. I would assume that would be an opportunity for you to-to follow those insured lives.

Ransom Parker: Which is one of the places that we're looking at, Brad, and it's also not coincidental that Susheel Jain has a very strong network in those areas.

Brad Evans: Okay. And the-well let me hop back in the queue here and see if anybody's got any questions. If not, I'll hop back. Thanks.

Ransom Parker: Sure.

Operator: Our next question is from the line of Joe Fernicola, Private Investor. Please go ahead.

Joe Fernicola: Hello.

Ransom Parker: Hello.

Michael Shea: Good morning, Joe.

Joe Fernicola: Hi. Now I have been a shareholder for a long time as private investor. And I had some questions about the health and wellness, but Mr. Harris already hit upon it, so I really don't have much to add to that. I got on the call late, so I didn't hear the beginning of Mr. Parker's discussion. So I'll go back and review later. But all in all, I think that the Company is doing fine and in a very tough market. So I don't know what else I can add to that, or try to pull out. I think the 55% increase in health and wellness is pretty good. I was just wondering though, maybe you could expand a little bit more about what you said to Mr. Harris about going after larger universe, a larger customer base on that? I know that Mr. Shea said it was something like 51 clients that you have?

Ransom Parker: Yes, the conversation-that I think Brad asked the question regarding seasonality of our Health & Wellness revenue flows and whether that would continue - and my comment was that nothing is going to change the seasonality of the market. It is what it is. But I think one of the things that we're going to do to -- we're doing to impact that -- is to pursue some large value, larger value and larger volume opportunities than we may have pursued in the past which involves taking a different approach with our sponsors to approach some of the larger entities that are driving a lot of the Health & Wellness business. And Brad also referenced examples of those being some of the large health insurance, commercial health insurance customers.

Joe Fernicola: Well, I have nothing to add. And no more questions on my part. So keep it up, and hopefully we get this into a position where the company can get into a better position. And you did mention that you still have a buyback in mind, perhaps some time in 2012?

Ransom Parker: No, we are-from a Board standpoint, we are poised to implement a buyback program. We do not have a plan in place to do that. We're going to be very, very protective of our cash position given the investments that we've been making this year and it's something that's continuing under consideration but we don't have a schedule to implement a repurchase program at this point. But we could do it with one Board conversation.

Operator: Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. As a reminder, if you're using speaker equipment, you will need to lift the handset before making your selection.

Our next question is a follow-up from the line of Brad Evans with Heartland Funds. Please go ahead.

Brad Evans: Guys, I'm sorry, I also dialed in about five minutes late. So if you mentioned the Hooper Holmes, the underwriting solutions or the services line item-what-you have had a couple of quarters of growth there now, on a year-over-year basis. Can you just maybe help us understand what's driving that?

Michael Shea: Hooper Holmes Services, I'm not sure the correct-the services was down 13% year-over-year in this past quarter. Most of those types of services are medical record retrievals, our tele-app, that very much follow our Portamedic business. It's usually sold as a bundled service. So, the same market conditions affect all three service lines but that has been down the last couple of quarters. But where we have been seeing some growth is in our Heritage Labs business which was actually for the first nine months was up 5% year-over-year. So we have growth in Heritage Labs, we have significant growth in Health & Wellness, services and Portamedic still showing revenue declines, improving in the future.

Brad Evans: I'm sorry. I was-I looked-I was looking at the second-the first and second quarter. So I might have some-unless there's been some re-if you restated some numbers-I have you modestly up in the first half of the year, year-over-year. And you're correct, I misspoke, and the third quarter was down. And thanks for that explanation, I appreciate that. Ransom, as-do you think you might be in a position to give guidance for 2012 on the-will you be doing that on the fourth quarter call? Or do you feel like you're getting better visibility, where you will be able to provide guidance for '12?

Ransom Parker: I think we're going through-Brad, we're going through the '12 budgeting process as we speak. Our high level goals remain the same as they were when we put together the 2011 plan, which is growth-actual revenue growth in all service lines, and a reasonably healthy profitability position. We're right in the middle of that process right now but-so I don't want to be vague about it but on the other hand I don't want to set your expectations somewhere that they shouldn't be. But I think the evidence that we're seeing internally and with our customer base and with some of the new things that we've already started to do in Health & Wellness bodes well for that kind of an outcome. But we obviously will be in a better position to share more specifics on that in our call in early March.

Brad Evans: But from a medium-term perspective, I'm assuming that the 5% operating margin goal is still some of that-you all are laser focused on?

Ransom Parker: That is still the high level goal. We do need to be very, very prudent about that and we need to be very-we want to-we're in the process of putting together an aggressive plan for 2012 but also one that we can deliver on. But the goal is the same, we just want to make sure that we put something in place that we can meet or beat for our own purposes as well as for the purposes of shareholders and the value that we're trying to generate going forward.

Brad Evans: Okay. It sounds like at the very least, there is-again, you're going to refine the guidance, but it sounds like you'd be disappointed in 2012, if you weren't generating cash flow next year?

Ransom Parker: Be extremely disappointed. Mike's looking at me, he'd be very...

Michael Shea: Just to summarize it, revenue growth in 2012, profitability in 2012, positive cash flow in 2012.

Ransom Parker: Yes.

Brad Evans: Yes, I realize, we all realize, that this has been a big year of investment for you in '11. So hopefully, we'll look forward to seeing some of the fruits of that labor materialize on the P&L in the cash flow statement. Thanks guys, appreciate it.

Michael Shea: So do we. Thank you, Brad.

Operator: Thank you. And I'm showing no further questions. I'd like to turn the call back to management for closing remarks.

Ransom Parker: My closing remark-we appreciate your ongoing interest and participation in the call. We look forward to speaking with you again in early March. Thank you.

Michael Shea: Thanks, everyone.

Operator: Ladies and gentlemen, that does conclude our conference for today. Thank you for participation. You may now disconnect.